UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Autorino, Anthony D.
   c/o Shared Technologies Fairchild Inc.
   100 Great Meadow Road
   Suite 104
   Wethersfield, CT  06109
   USA
2. Issuer Name and Ticker or Trading Symbol
   Shared Technologies Fairchild Inc
   STCH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   -
4. Statement for Month/Year
   12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman & Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |-     |-   |-|-                 |-  |-          |-                  |-     |-                          |
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Common Stock               |-     |J   |-|23,198            |D  |-          |69,231             |I     |(1)                        |
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Common Stock               |12/11/|G   |-|17,168            |D  |n/a        |-                  |D     |-                          |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/29/|S   |-|20,000            |D  |14.50      |-                  |-     |-                          |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/29/|S   |-|50,000            |D  |14.44      |-                  |D     |-                          |
                           |97    |    | |                  |   |           |                   |      |                           |
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Preferred Stock, Series D  |-     |-   |-|-                 |-  |-          |11,500             |D     |-                          |
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Preferred Stock, Series D  |-     |-   |-|-                 |-  |-          |17,500             |I     |(1)                        |
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Common Stock               |-     |-   |-|-                 |-  |-          |7,203              |D     |(2)                        |
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Common Stock               |12/26/|J   |-|190,036           |D  |-          |570,414            |D     |-                          |
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option to buy         |$4.00   |-    |-   |-|- -        |A,D|12/15|12/14|Common      |-      |-      |50,000      |D  |-           |
                      |        |     |    |-|           |   |/95  |/02  |            |       |       |            |   |            |
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Option to buy         |3.75    |12/29|M   |-|50,000 -   |A,D|11/15|11/14|Common      |50,000 |-      |0           |D  |-           |
                      |        |/97  |    | |           |   |/95  |/02  |            |       |       |            |   |            |
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Option to buy         |3.25    |12/26|M   |-|20,000 -   |A,D|8/1/9|7/31/|Common      |20,000 |-      |0           |D  |-           |
                      |        |/97  |    | |           |   |4    |02   |            |       |       |            |   |            |
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Option to buy         |5.00    |-    |-   |-|- -        |A,D|12/93|12/97|Common      |-      |-      |10,000      |D  |-           |
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Option to buy         |2.84    |-    |-   |-|- -        |A,D|12/90|12/97|Common      |-      |-      |0           |D  |-           |
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Option to buy         |4.375   |-    |-   |-|- -        |A,D|4/16/|4/16/|Common      |-      |-      |500,000     |D  |-           |
                      |        |     |    | |           |   |97   |06   |            |       |       |            |   |            |
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Option to buy         |6.375   |-    |-   |-|-          |A  |6/24/|6/23/|Common      |-      |-      |125,000     |D  |-           |
                      |        |     |    | |           |   |98   |08   |            |       |       |            |   |            |
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Warrants              |5.75    |-    |-   |-|- -        |A,D|12/7/|12/31|Common      |-      |-      |0           |D  |-           |
                      |        |     |    | |           |   |94   |/98  |            |       |       |            |   |            |
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Warrants              |5.75    |-    |-   |-|- -        |A,D|12/7/|12/31|Common      |-      |       |0           |I  |(1)         |
                      |        |     |    | |           |   |94   |/98  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) owned beneficially by estate of Carol F.
Autorino
(2) owned through 401(k) plan
(J) sold in exchange offer expired 12/26/97; numbers in column 5 are approximate, based on prorated factor of
24.99%
SIGNATURE OF REPORTING PERSON
Anthony D. Autorino, by Kenneth M. Dorros,  LPA
DATE
1/12/98